Exhibit 2.g.1
MANAGEMENT AGREEMENT
This Management Agreement (this “Agreement”), dated as of ___________, 2014 (the “Execution Date”), is by and between American Capital Senior Floating, Ltd., a Maryland corporation (the “Company”), and American Capital ACSF Management, LLC, a Delaware limited liability company (the “Manager”).
W I T N E S S E T H:
WHEREAS, the Company is a closed-end, non-diversified management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, the Manager is an investment adviser that has registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Company desires to retain the Manager to furnish investment advisory services to the Company and its subsidiaries, and the Manager wishes to be retained to provide such services, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager hereby agree as follows:
1.Duties of Manager.
(a)    Employment of Manager. The Company hereby employs the Manager to act as the investment adviser to the Company and its subsidiaries and to manage the day-to-day operations of the Company and its subsidiaries and the investment and reinvestment of the assets of the Company and its subsidiaries, subject at all times to the further terms and conditions herein set forth and to the supervision of, and such further limitations or parameters as may be imposed by, the Board of Directors of the Company (the “Board”), during the term hereof in accordance with:
(i)    the investment objectives, policies and restrictions of the Company, which objectives, policies and restrictions are those set forth in the Company’s Registration Statement on Form N-2 (Registration No. 333-190357), initially filed with the Securities and Exchange Commission (the “SEC”) on August 2, 2013, as supplemented, amended or superseded from time to time;
(ii)    the Investment Company Act and the Advisers Act, subject to the terms of any exemptive order applicable to the Company; and
(iii)    all other applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation and bylaws.

The Manager hereby accepts such employment and agrees during the term hereof to so render investment and advisory services to the Company and its subsidiaries as required herein, subject to the payment of compensation and other terms and conditions provided for herein.
(b)    Certain Services. Without limiting the generality of Section 1(a), the Manager will be responsible for the day-to-day operations of the Company and its subsidiaries and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company and its subsidiaries as may be appropriate, which, subject to the oversight and any required approval of the Board, may include, without limitation, unless otherwise instructed by the Board:
i.maintaining an investment committee of the Manager, the members of which shall consist of officers of American Capital, Ltd. (“American Capital”), the Manager or their affiliates, which may, among other responsibilities, implement changes to the Company’s operating policies and guidelines;
ii.serving as a consultant to the Company and its subsidiaries with respect to the periodic review of their investments, borrowings and operations and the policies and recommendations with respect thereto;
iii.serving as a consultant to the Company and its subsidiaries with respect to selecting, purchasing, financing, monitoring and disposing of its investments;
iv.serving as a consultant to the Company and its subsidiaries with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company or its subsidiaries, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives and (2) advising the Company and its subsidiaries with respect to obtaining appropriate financing for its investments;
v.subject to Section 2(a), providing the Company with a management team, including a Chief Executive Officer, Chief Financial Officer and Chief Investment Officer or similar positions, along with appropriate support personnel to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time;
vi.advising the Company with respect to any equity incentive plans that it may establish for its independent directors;

vii.providing the Company and its subsidiaries with portfolio management;
viii.engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, insurance, diligence, legal, accounting, valuation, transfer agent, registrar and such other services as may be required relating to the Company’s and its subsidiaries’ operations or investments (or potential investments);
ix.providing executive and administrative personnel, office space and office services required in rendering services to the Company and its subsidiaries;
x.performing and supervising the performance of administrative functions necessary in the Company’s and its subsidiaries' management as may be agreed upon by the Manager and the Board, including, without limitation, the services in respect of any equity incentive plan the Company may establish for its independent directors, the collection of revenues and the payment of the Company’s or its subsidiaries’ debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;
xi.communicating on behalf of the Company with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;
xii.counseling the Company in connection with policy decisions to be made by the Board;
xiii.counseling the Company regarding the requirements to qualify as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (including the U.S. Treasury regulations promulgated thereunder, the “Code”), and monitoring compliance with the various RIC qualification tests and other rules set out in the Code;
xiv.counseling the Company regarding the requirements to qualify as a BDC and monitoring compliance with the various BDC qualification tests and other rules set out in the Investment Company Act;

xv.offering to make significant managerial assistance available to each of the Company’s portfolio companies, as required by the 1940 Act;
xvi.furnishing reports and statistical and economic research to the Company regarding the activities and services performed for the Company or its subsidiaries by the Manager;
xvii.monitoring the operating performance of the Company’s and its subsidiaries’ investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;
xviii.investing and re-investing any of the Company’s or its subsidiaries’ monies and securities (including in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders) and advising the Company as to its capital structure and capital-raising activities;
xix.engaging on behalf of the Company or its subsidiaries, or recommending their retention of, qualified accountants and legal counsel, as applicable, to (1) assist in developing appropriate procedures, internal controls, compliance procedures and testing systems with respect to the provisions of the Code applicable to RICs and (2) conduct quarterly compliance reviews with respect thereto;
xx.qualifying the Company and its subsidiaries to do business in all jurisdictions in which such qualification is required and ensuring the Company and its subsidiaries obtain and maintain all appropriate licenses;
xxi.assisting the Company and its subsidiaries in complying with all regulatory requirements applicable to it in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended;
xxii.taking all necessary actions to enable the Company and its subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Code applicable to RICs;

xxiii.assisting in handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company or its subsidiaries may be involved or to which it may be subject arising out of its day-to-day operations;
xxiv.arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;
xxv.using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company or its subsidiaries to be commercially reasonable or commercially customary;
xxvi.performing such other services as may be required from time to time for the management and other activities relating to the Company’s and its subsidiaries’ assets, business and operations as the Board reasonably requests or the Manager deems appropriate under the particular circumstances; and
xxvii.using commercially reasonable efforts to cause the Company and its subsidiaries to comply with all applicable laws.
The Manager shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company and its subsidiaries, including the execution and delivery of all documents relating to their investments and the placing of orders for other purchase or sale transactions on behalf of the Company and its subsidiaries. In the event that the Company or any of its subsidiaries determines to incur debt financing, the Manager shall arrange for such financing on its behalf, subject to the oversight and any required approval of the Board. If it is necessary for the Manager to make investments on behalf of the Company through a special purpose vehicle, the Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.
(c)    Sub-Advisors. Subject to the requirements of the Investment Company Act (including any approval by the vote of holders of a majority of outstanding voting securities of the Company required under Section 15(a) of the Investment Company Act), the Manager is hereby authorized (but not required) to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Advisor”) pursuant to which the Manager may obtain the services of the Sub-Advisor(s) to assist the Manager in providing the investment advisory services required to be provided by the Manager under this Agreement. Specifically, the Manager may retain a Sub-Advisor to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with the Manager, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company and its subsidiaries, subject in all cases to the oversight and any required approval of the Manager and the Board. Any sub-advisory agreement entered into by the Manager shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law. The Manager, and not the Company, shall be responsible for any compensation payable to any Sub-Advisor. Nothing in this subsection (c) will obligate the Manager to pay any expenses that are the expenses of the Company under Section 2.
(d)    Independent Contractors. The Manager and any Sub-Advisor shall for all purposes herein each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company and its subsidiaries in any way or otherwise be deemed an agent of the Company and its subsidiaries.
(e)    Books and Records. The Manager shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and its subsidiaries and shall specifically maintain all books and records with respect to the portfolio transactions of the Company and its subsidiaries and shall render to the Board such periodic and special reports as the Board may reasonably request. The Manager agrees that all records that it maintains for the Company and its subsidiaries are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request; provided that the Manager may retain a copy of such records.
2.    Allocation of Costs and Expenses.
(a)    Expenses Payable by Manager. The Manager shall be responsible for the expenses related to any and all personnel of the Manager and its affiliates who provide services to the Company and its subsidiaries pursuant to this Agreement or to the Manager pursuant to the Administrative Services Agreement, dated as of the date hereof, among the Manager, on the one hand, and American Capital and American Capital Leveraged Finance Management, LLC on the other hand (in such capacity, each the “Administrator”) (including each of the officers of the Company and any directors of the Company who are also employees of the Manager, American Capital or any of their affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. For the first full 24 months after the Company’s receipt of the net proceeds from its initial public offering, the Manager shall be responsible for the Company’s “other operating expenses” in excess of the limitation set forth in, and in accordance with, Section 2(c). The Manager and the Company acknowledge the obligation of the Manager to pay to the underwriters of the Company’s initial public offering the underwriting fee as set forth in the related underwriting agreement.
(b)    Expenses Payable by the Company. Subject to Section 2(c), the Company shall pay all of its costs and expenses and shall reimburse the Manager or its affiliates for expenses of the Manager and its affiliates incurred on behalf of the Company or its subsidiaries, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 2(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any subsidiary shall be paid by the Company and shall not be paid by the Manager or affiliates of the Manager:
(i)    costs incurred in connection with formation and capital raising activities;
(ii)    transaction costs incident to the acquisition, disposition, financing, hedging and ownership of the Company’s and its subsidiaries’ investments;
(iii)    diligence costs incurred for prospective investments;
(iv)    expenses incurred in contracting with third parties;
(v)    external legal, auditing, accounting, consulting, investor relations, portfolio valuation, brokerage and administrative fees and expenses;
(vi)    the compensation and expenses of the Company’s directors who are not employees of the Manager, American Capital or any of their affiliates and the cost of liability insurance to indemnify the Company’s directors and officers and the officers and employees of the Manager and its affiliates who provide services to the Company;
(vii)    the costs associated with the Company’s or any of its subsidiaries’ establishment and maintenance of any indebtedness (including commitment fees, accounting fees, legal fees, closing costs, rating agency fees and similar expenses);
(viii)    expenses related to the payment of dividends;
(ix)    costs incurred by the Board and personnel of the Manager or its affiliates for travel on the Company’s behalf;
(x)    expenses relating to communications to holders of the Company’s securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;
(xi)    tax and license fees applicable to the Company and its subsidiaries, including external fees for tax and regulatory compliance;
(xii)    insurance costs incurred by the Company and its subsidiaries;
(xiii)    transfer agent, custodial, trustee, third party loan administration and exchange listing fees;
(xiv)    the costs of printing and mailing proxies and reports to the Company’s stockholders;
(xv)    the costs of establishing and maintaining the Company’s website;

(xvi)    all costs of organizing, modifying or dissolving the Company or any subsidiary and costs in preparation of entering into or exiting any business activity;
(xvii)    the Company’s pro rata portion of costs associated with any computer software, hardware or information technology services that are used by the Company or its subsidiaries;
(xviii)    the Company’s pro rata portion of the costs and expenses incurred with respect to market information systems and publications, research publications and materials used by it;
(xix)    settlement, clearing, trustee, prime brokerage and custodial fees and expenses relating to the Company and its subsidiaries;
(xx)    the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency (as such costs relate to us), all taxes and license fees and all insurance costs incurred on behalf of the Company and its subsidiaries;
(xxi)    the costs of administering the Company’s equity incentive plans; and
(xxii)    the Company’s pro rata portion of rent (including disaster recovery facility costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates required for the operations of the Company and its subsidiaries.
(c)    Reimbursement of Expenses. Costs and expenses incurred by the Manager on behalf of the Company and its subsidiaries shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and its subsidiaries and those incurred by the Manager on behalf of the Company and its subsidiaries during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to Section 2(b) within five (5) business days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 2 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
(d)    Expense Limitation. For the first full 24 months after the Company’s receipt of the net proceeds from its initial public offering, the “other operating expenses” of the Company and its subsidiaries will be limited to an annual rate of 0.75% of the Company’s stockholder's equity, less net unrealized appreciation or depreciation, each as determined under U.S. generally accepted accounting principles (“GAAP”) at the end of the most recently completed fiscal quarter. For the purposes of the preceding sentence, “other operating expenses” include both (i) the operating expenses of the Company and its subsidiaries reimbursed to the

Manager and its affiliates for operating expenses related to their operations incurred on their behalf, and (ii) the operating expenses of the Company and its subsidiaries directly incurred by them, excluding the Management Fee (defined below), interest costs, taxes and accrued costs and fees related to any actual, pending or threatened litigation or any claim or liability for indemnification hereunder, each as determined under GAAP for the most recently completed fiscal quarter.
(e)    Portfolio Company’s Compensation. In certain circumstances the Manager, any Sub-Advisor, or any of their respective affiliates, may receive compensation from a portfolio company, in connection with the Company’s investment in such portfolio company. Any compensation received by the Manager, Sub-Advisor, or any of their respective affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the Investment Company Act, shall be delivered promptly to the Company and the Company will retain such excess compensation for the benefit of its stockholders.
3.    Compensation of Manager. The Company agrees to pay, and the Manager agrees to accept, as compensation for the services provided by the Manager hereunder, a management fee as hereinafter set forth (the “Management Fee”). To the extent permitted by applicable law, the Manager may elect, or the Company may adopt a deferred compensation plan pursuant to which the Manager may elect, to defer all or a portion of its fees hereunder for a specified period of time.
(a)    Management Fee. The Management Fee shall be 0.8% per annum of the Company’s total assets, excluding cash and cash equivalents and net unrealized appreciation or depreciation, each as determined under GAAP at the end of the most recently completed fiscal quarter. Management Fees for any partial quarter shall be prorated based on the number of days in such quarter. Notwithstanding anything herein to the contrary, to the extent that the Manager or an affiliate of the Manager provides investment advisory, collateral management or other similar services to a subsidiary of the Company for which the Manager or such affiliate receives a fee, the Management Fee shall be reduced by an amount equal to the product of (a) the total fees paid to the Manager by such subsidiary for such services and (b) the percentage of such subsidiary’s total equity that is owned, directly or indirectly, by the Company.
(b)    Payment of Management Fee. The Manager shall prepare a written statement in reasonable detail documenting the calculation of the Management Fee and shall deliver such written statement to the Company within thirty (30) days after the end of each fiscal quarter. The Company shall pay all amounts payable to the Manager pursuant to Section 3(a) within five (5) business days after the receipt of the written statement without demand, deduction, offset or delay. The Company shall make any payments due hereunder to the Manager or to the Manager’s designee as the Manager may otherwise direct.
(c)    Waiver or Deferral of Fee. The Manager shall have the right to elect to waive or defer all or a portion of the Management Fee that would otherwise be paid to it. Prior to the payment of any fee to the Manager, the Company shall obtain written instructions from the Manager with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Manager and not paid over to the Manager with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of a liquidity event, as the Manager may determine upon written notice to the Company.
4.    Representations, Warranties and Covenants of Manager. The Manager represents and warrants that it is registered as an investment adviser under the Advisers Act. The Manager agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, including the Investment Company Act and the Advisers Act. The Manager agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the Investment Company Act, as such code of ethics may be amended from time to time.
5.    Excess Brokerage Commissions. The Manager is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.
6.    Proxy Voting. The Manager shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Manager’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Company has been provided with a copy of the Manager’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Manager regarding proxy voting activities undertaken on behalf of the Company.
7.    Activities of Manager. The services of the Manager to the Company and its subsidiaries are not exclusive, and the Manager and/or any of its affiliates may engage in any other business or render similar or different services to others, including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company and its subsidiaries hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Manager or any such affiliate to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Manager shall be the only investment adviser for the Company and its subsidiaries, subject to the Manager’s right to enter into sub-advisory agreements. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Manager and its affiliates, as members, directors, managers, partners, officers, employees or otherwise, and that the Manager and directors, officers, employees, partners, stockholders, members and managers of the Manager and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.
8.    Responsibility of Dual Directors, Officers and/or Employees. If any person who is a member, manager, partner, officer or employee of the Manager or the Administrator or an affiliate thereof is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then while he or she is performing services on behalf of the Company as a director, officer and/or employee of the Company, such member, manager, partner, officer and/or employee of the Manager or the Administrator or an affiliate shall be deemed to be acting in such capacity solely for the Company, and not as a member, manager, partner, officer or employee of the Manager or the Administrator or under the control or direction of the Manager or the Administrator, even if paid by the Manager or the Administrator.
9.    Limitation of Liability of Manager; Indemnification. The Manager and its affiliates and its and its affiliates’ respective directors, officers, employees, members, managers, partners and stockholders (each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) shall not be liable to the Company or its subsidiaries or its and its subsidiaries’ respective directors, officers, employees, members, managers, partners or stockholders for any action taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Company shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all claims or liabilities (including reasonable attorneys’ fees) and other expenses reasonably incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or in connection with the performance of any of the Manager’s duties or obligations under this Agreement, any sub-advisory agreement or otherwise as an investment adviser of the Company, in each case to the fullest extent such indemnification is then permitted under the Company’s articles of incorporation, the Investment Company Act, the Advisers Act, the laws of the State of Maryland and any other applicable law.
10.    Effectiveness, Duration and Termination.

(a)    This Agreement shall become effective as of the date of the closing of the Company’s initial public offering. Once effective, this Agreement shall remain in effect for two years after the Execution Date, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by:
(i)    the vote of the Board, or by the vote of holders of a majority of the outstanding voting securities of the Company; and
(ii)    the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party hereto, in accordance with the requirements of the Investment Company Act.
(b)    This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the vote of holders of a majority of the outstanding voting securities of the Company, (ii) the vote of the Board or (iii) the Manager.
(c)    This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act); provided that nothing herein shall cause this Agreement to terminate upon or otherwise restrict a transaction that does not result in a change of actual control or management of the Manager.
(d)    The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Manager shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Manager shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Manager and its representatives as and to the extent applicable.
11.    Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto and the Indemnified Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
12.    Amendments of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by both parties hereto, and upon the consent of stockholders of the Company in conformity with the requirements of the Investment Company Act.
13.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control. The parties hereto unconditionally and irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
14.    No Waiver. The failure of either party hereto to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.
15.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
16.    Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.
18.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at their respective principal executive office addresses.
19.    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to such subject matter.
20.    Certain Matters of Construction.
(a)    The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b)    Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.
(c)    The word “including” shall mean including without limitation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

AMERICAN CAPITAL SENIOR FLOATING, LTD.

By:
Name:
Title:

AMERICAN CAPITAL ACSF MANAGEMENT, LLC

By:
Name:
Title: